EXHIBIT 3.1
                                                      -----------

                      AMENDMENT TO BYLAWS OF
                     ATMOS ENERGY CORPORATION

                  (Adopted by Board of Directors
                       on November 9, 1994)



     RESOLVED, that the fifth sentence of Section 3.03 of the Bylaws of the Company shall be, and hereby is, amended to read in its entirety as follows:

          "Directors shall be elected by a majority vote of the shares entitled to vote in the election of directors and represented in person or by proxy at a meeting of shareholders at which a quorum is present."
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